UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

CURRENT REPORT

FORM 8-K

Pursuant to Section 13 or 15(d) of the Securities Exchange Act

Date of Report (Date of Earliest Event Reported): November 7, 2007

Hanger Orthopedic Group, Inc.
(Exact name of registrant as specified in its charter)

Delaware	1-10670	84-0904275
(State or other jurisdiction	(Commission File Number)	(IRS Employer
of incorporation)		Identification No.)

Two Bethesda Metro Center, Suite 1200
Bethesda, Maryland 20814
(Address of principal executive offices (zip code))

301-986-0701
(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2 below):

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a — 12)
[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13d-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

        On November 7, 2007, Southern Prosthetic Supply, Inc. (the “Company”) and Ronald N. May executed the Second Amended and Restated Employment Agreement, effective as of September 13, 2007 (the “Agreement”). The Agreement provides that Mr. May will receive a base salary of $240,000 and provides for other benefits described in more detail below. A complete copy of the Agreement is filed herewith as an exhibit to this Form 8-K.

        The Agreement entitles Mr. May to certain perquisites that have been offered to him to complete his overall annual compensation package. These benefits include premiums for supplemental life insurance equal to one times his salary and a monthly automobile allowance.

        The Agreement contains a severance provision which provides that upon the termination of his employment without cause, Mr. May will receive severance compensation equal to 18 months of his base salary then in effect plus one and one-half years of his annual target bonus plus continuation of his benefits for a period of 18 months. The Agreement further provides that if within two years after a change in control of the Company there occurs any termination of Mr. May, a material diminution of his responsibilities, a reduction of his compensation or benefits, a relocation of his principal site of employment more than 50 miles from his then current location, or any material breach of his employment agreement by the Company, then within 90 days after the occurrence of any such triggering events, Mr. May may resign and receive a continuation of his benefits for a period of 18 months and severance compensation equal to 18 months of his base pay then in effect plus one and one-half years of his annual target bonus. Mr. May will receive a payment equal to any excise, income and other taxes resulting from the imposition of parachute penalties of the Internal Revenue Code or applicable state tax law.

        In the event of his disability or death, Mr. May or his estate will receive a payment equal to 18 months of base salary and 18 months of bonus payments, less any disability payments he would be eligible to receive.

        All restricted shares granted to Mr. May will immediately vest on the date of his termination, if such termination is by reason of his death or disability, termination without cause, retirement or following a change of control.

        The Agreement also contains non-compete and non-solicitation provisions that provide that upon the termination of his employment, he will be unable to engage in any business that is competitive with the Company anywhere in the continental United States and he will be unable to solicit any of the Company’s employees, suppliers or customers for a period of two years.

Item 9.01 Financial Statements and Exhibits

(d)	Exhibits.

10	Second Amended and Restated Employment Agreement, effective as of September 13, 2007, between Southern Prosthetic Supply, Inc. and Ronald N. May.

SIGNATURES

        Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

HANGER ORTHOPEDIC GROUP, INC.

By:	/s/ Brian Wheeler Brian Wheeler Vice President

Dated: November 12, 2007